EXHIBIT (L)(1)

December 8, 2005

The Exchange Traded Trust
250 East Wisconsin Ave.
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We propose to acquire shares of beneficial interest (the "Shares") of The Exchange Traded Trust (the "Trust") for a total price of $100,000, which we hereby agree to pay therefor upon call of the Board of Trustees of the Trust. We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940. We will purchase the Shares for investment purposes and not with the intent of redeeming or reselling. The Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940 to serve as the seed capital for the Trust prior to commencement of the public offering of its Shares.

We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.

                                   Sincerely,

                                   Ziegler Capital Management, LLC

                                   By: /s/ Brian K. Andrew
                                       -----------------------------------------
                                       Brian K. Andrew, Senior Managing Director


Accepted and agreed to this 8th day of December, 2005.

THE EXCHANGE TRADED TRUST

By:  /s/ David G. Stoeffel
    ------------------------------------------
     David G. Stoeffel, Initial Trustee